Exhibit 99

Gray Television, Inc.
NEWS RELEASE
Gray Reports Operating Results
For the Three Month Period Ended March 31, 2011
Atlanta, Georgia — May 9, 2011. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announced results from operations for the three month period ended March 31, 2011 (“first quarter of 2011”) as compared to the three month period ended March 31, 2010 (“first quarter of 2010”).
Highlights:
For the three month periods ended March 31, 2011 and 2010, our revenue, broadcast expense and corporate and administrative expense were as follows:

	Three Months Ended March 31,
	2011	2010	% Change
	(in thousands except for percentages)

Revenue (less agency commissions)	$69,742	$70,482	(1)%

Operating expenses (before depreciation, amortization and gain on disposal of assets):

Broadcast expense	$48,179	$47,567	1%

Corporate and administrative expense	$3,038	$2,922	4%
     We are pleased with our operating results for the first quarter of 2011. Although our revenue decreased from the first quarter of 2010, the decrease was largely due to reduced political advertising revenue resulting from 2011 being an “off year” in a two year political election cycle and reduced national advertising resulting from the lack of the Olympic Games in 2011 and a change in broadcast networks carrying the Super Bowl in 2011 compared to 2010. Even with these events, our non-political advertising revenue for the first quarter of 2011 increased over our non-political advertising revenue for the first quarter of 2010. Our non-political advertising revenue includes our local, national and internet advertising revenue.
     Our broadcast and corporate and administrative expenses (excluding depreciation, amortization and gain on disposal of assets) increased in the first quarter of 2011 compared to the first quarter of 2010 due primarily to compensation increases.
Financing Activities in 2010 Reduced Overall Cost of Capital:
     Interest expense decreased $3.6 million in the first quarter of 2011 compared to the first quarter of 2010 primarily due to the issuance of our 10 1/2% senior secured second lien notes due 2015 (the “Notes”), the amendment of our senior credit facility in 2010, and the related use of proceeds. Proceeds were used to, among other things, repurchase $60.7 million of our Series D Perpetual Preferred Stock on April 29, 2010, resulting in a decrease in our Series D Perpetual Preferred Stock dividends of $2.8 million in the first quarter of 2011 compared to the first quarter of 2010.
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

Comments on Results of Operations for the First Quarter of 2011 Compared to the First Quarter of 2010:
Revenue.
     Total revenue decreased $0.8 million, or 1%, to $69.7 million for the first quarter of 2011 compared to the first quarter of 2010 primarily due to decreased national and political advertising revenue, partially offset by increased local and internet advertising revenue and retransmission consent revenue. Political advertising revenue decreased due to decreased advertising from political candidates and special interest groups in the “off year” of the two year election cycle. Net advertising revenue associated with the broadcast of the 2011 Super Bowl on our one primary FOX-affiliated channel and four secondary digital FOX-affiliated channels approximated $0.2 million which was a decrease from our approximated $0.9 million earned in 2010 in connection with the broadcast of the 2010 Super Bowl on our seventeen CBS-affiliated channels. In addition, results in the first quarter of 2010 benefited from approximately $2.8 million of net revenue earned from the broadcast of the 2010 Winter Olympic Games on our NBC-affiliated channels. There was no corresponding broadcast of Olympic Games during the first quarter of 2011. Retransmission consent revenue increased due to the improved terms of our retransmission contracts compared to those of the first quarter of 2010. We continued to earn base consulting revenue under our agreement with Young Broadcasting, Inc.; however, we did not record any incentive consulting revenue in the first quarter of 2011 based on its operating results.
The principal components of our revenue were as follows:
Local advertising revenue increased $0.3 million, or 1%, to $43.8 million.
National advertising revenue decreased $1.0 million, or 7%, to $13.0 million.
Internet advertising revenue increased $1.1 million, or 38%, to $4.2 million.
Political advertising revenue decreased $1.4 million, or 50%, to $1.4 million.
Retransmission advertising revenue increased $0.4 million, or 9%, to $5.0 million.
Production and other revenue decreased $0.3 million, or 17%, to $1.6 million.
Consulting revenue from our agreement with Young Broadcasting, Inc. was $0.6 million.
     Our five largest advertising categories by customer type, excluding political advertising, demonstrated the following changes during the first quarter of 2011 compared to the first quarter of 2010: automotive increased 3%; medical increased 5%; restaurant decreased 4%; communications decreased 1%; and furniture and appliances increased 7%.
Operating expenses.
     Broadcast expense (before depreciation, amortization and gain on disposal of assets) increased $0.6 million, or 1%, to $48.2 million. This increase was due primarily to increases in compensation expense of $1.0 million partially offset by a decrease in non-compensation expense of $0.4 million. Compensation expense increased primarily due to increases in accruals for annual incentive compensation of $0.5 million, increases in salary and commission expense of $0.2 million and increases in health care expense of $0.1 million. Non-compensation expense decreased primarily due to a decrease in professional services and national sales commissions.
     Corporate and administrative expense (before depreciation, amortization and gain on disposal of assets) increased $0.1 million, or 4%, to $3.0 million due primarily to increased compensation expense. Compensation expense increased due to an increase in accruals for annual incentive compensation expenses of $0.2 million offset, in part, by a decrease in non-cash stock-based compensation of $0.1 million. We recorded non-cash stock-based compensation expense during the three month periods ended March 31, 2011 and 2010 of $34,000 and $155,000, respectively. Non-cash stock-based compensation expense decreased primarily due to all stock options becoming fully vested in 2010. We amortize the expense of our stock options over their vesting period.

Gray Television, Inc. Earnings Release for the three month period ended March 31, 2011	Page 2 of 8

Detailed table of operating results:
Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Three Months Ended
	March 31,
	2011	2010
Revenue (less agency commissions)	$69,742	$70,482
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	48,179	47,567
Corporate and administrative	3,038	2,922
Depreciation	6,998	7,975
Amortization of intangible assets	34	122
Gain on disposals of assets, net	(13)	(44)

	58,236	58,542

Operating income	11,506	11,940
Other income (expense):
Miscellaneous income, net	—	39
Interest expense	(16,000)	(19,611)
Loss from early extinguishment of debt	—	(349)

Loss before income tax benefit	(4,494)	(7,981)
Income tax benefit	(1,411)	(3,238)

Net loss	(3,083)	(4,743)
Preferred dividends (including accretion of issuance cost of $118 and $301, respectively)	1,789	4,551

Net loss available to common stockholders	$(4,872)	$(9,294)

Basic and diluted per share information:
Net loss available to common stockholders	$(0.09)	$(0.19)

Weighted-average shares outstanding	57,112	48,565

Political revenue (less agency commission)	$1,381	$2,783

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Other Financial Data:

	As of
	March 31,	December 31,
	2011	2010
	(dollars in thousands)

Cash	$9,772	$5,431
Long-term debt, including current portion	$825,836	$826,704
Preferred stock(1)	$37,299	$37,181
Borrowing availability under our senior credit facility	$40,000	$40,000

	Three Months Ended March 31,
	2011	2010
	(in thousands)

Net cash provided by operating activities	$14,860	$6,986
Net cash used in investing activities	(9,313)	(3,185)
Net cash used in financing activities	(1,206)	(6,137)

Net increase (decrease) in cash	$4,341	$(2,336)

(1)	As of March 31, 2011, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $2.0 million and $15.8 million, respectively. As of December 31, 2010, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $2.1 million and $14.1 million, respectively.
Internet Initiatives:
     We continue to focus on expanding local content on our websites to drive increased traffic. Our website page view data for the three months ended March 31, 2011 compared to the three months ended March 31, 2010 is as follows:
Gray Websites — Data

	Three Months Ended March 31,
			%
	2011	2010	Change
	(in millions except for percentages)

Advertising impressions generated	793	649	22%
Total page views (including mobile page views)	271	230	18%
     We attribute the increase in our website traffic to increased posting of local content and public awareness of our websites resulting from our on-air promotion of our websites.

Gray Television, Inc. Earnings Release for the three month period ended March 31, 2011	Page 4 of 8

     Our aggregate internet revenues are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other revenue source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet-related commercial time sales.”
Guidance for the Three Months Ending June 30, 2011 (the “Second Quarter of 2011”)
     We currently anticipate that our results of operations for the three month period ending June 30, 2011 will approximate the ranges presented in the table below:

	Three Months Ended June 30,
	2011	% Change	2011	%Change
	Guidance	From	Guidance	From
	Low	Actual	High	Actual	Actual
Selected operating data:	Range	2010	Range	2010	2010
	(in thousands except for percentages)
OPERATING REVENUES:
Revenues (less agency commissions)	$74,000	(2)%	$75,000	(1)%	$75,636

OPERATING EXPENSES:
(before depreciation, amortization and other expenses)
Broadcast	$48,700	6%	$49,200	7%	$46,092
Corporate and administrative	$3,400	(11)%	$3,700	(4)%	$3,837

Other selected data:
Political advertising revenues (less agency commissions)	$1,250	(78)%	$1,350	(76)%	$5,588
Comments on Guidance:
Net Revenue.
     Based on our current forecast, we currently believe our second quarter of 2011 local revenue, excluding political advertising revenue, will increase from the three months ended June 30, 2010 (the “second quarter of 2010”) by approximately 4%. We currently believe our second quarter of 2011 national revenue, excluding political advertising revenue, will increase from the second quarter of 2010 by approximately 1%.
     We anticipate our second quarter of 2011 internet revenue, excluding political advertising revenue, will increase from the second quarter of 2010 by approximately 50%.
     We anticipate our second quarter of 2011 political advertising revenue will be between $1.3 million and $1.4 million.
     We anticipate that our retransmission consent revenue during the second quarter of 2011 will increase approximately $0.2 million, to a total of approximately $4.9 million.
     We estimate our base consulting revenue will remain at $0.6 million for the second quarter of 2011. We do not anticipate recording any incentive consulting revenue in the second quarter of 2011.
Broadcast Operating Expense (before depreciation, amortization and gain/loss on disposal of assets).
     The anticipated increase in broadcast operating expense for the second quarter of 2011 compared to the second quarter of 2010 is due primarily to anticipated increases in base compensation expense and benefits. For the full year of 2011, we currently anticipate that total broadcast operating expense will range between $193.5 million and $194.5 million in comparison to an actual amount of $196.4 million for the full year of 2010.

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Corporate and Administrative Expense (before depreciation, amortization and gain on disposal of assets).
     The anticipated decrease in corporate expense for the second quarter of 2011 compared to the second quarter of 2010 is due primarily to expected decreases in compensation expenses. In the second quarter of 2010, Gray expensed and paid bonuses to certain executive officers for their role in connection with the successful completion of certain financing activities. Currently, we do not anticipate such bonus expense in the second quarter of 2011. For the full year of 2011, we currently anticipate that corporate and administrative operating expense will range between $13.1 million and $13.4 million in comparison to an actual amount of $13.6 million for the full year of 2010.
Revenue (less agency commissions) by Category:
     The table below presents our revenue (less agency commissions) or “net revenue” by type for the three month periods ended March 31, 2011 and 2010, respectively:

	Three Months Ended March 31,
	2011		2010
		Percent		Percent
	Amount	of Total	Amount	of Total
	(in thousands except for percentages)

Revenue (less agency commissions)
Local	$43,765	62.8%	$43,511	61.7%
National	12,975	18.6%	13,951	19.8%
Internet	4,247	6.1%	3,072	4.4%
Political	1,381	2.0%	2,783	3.9%
Retransmission consent	5,047	7.2%	4,639	6.6%
Production and other	1,599	2.3%	1,932	2.7%
Network compensation	178	0.3%	44	0.1%
Consulting	550	0.7%	550	0.8%

Total	$69,742	100.0%	$70,482	100.0%

     The aggregate internet revenues presented above are derived from: (i) direct internet revenue and (ii) internet related commercial time sales.

Gray Television, Inc. Earnings Release for the three month period ended March 31, 2011	Page 6 of 8

Non-GAAP Terms
     This press release includes the non-GAAP financial measure of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our senior credit facility. Broadcast Cash Flow is defined as operating income plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), loss on disposal of assets, miscellaneous expense, interest expense, loss on early extinguishment of debt, income tax expense and expense of common stock contributed to our 401(k) plan, less gain on disposal of assets, miscellaneous income, income tax benefit, payments for program broadcast obligations and less network compensation revenue and network payments. Corporate expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income (loss) and cash flows reported in accordance with GAAP.
Reconciliation:
Reconciliation of net loss to the non-GAAP terms:

	Three Months Ended
	March 31,
	2011	2010
	(in thousands)
Net loss	$(3,083)	$(4,743)
Adjustments to reconcile from net loss to Broadcast Cash Flow Less
Cash Corporate Expenses:
Depreciation	6,998	7,975
Amortization of intangible assets	34	122
Non-cash stock-based compensation	34	155
Gain on disposals of assets, net	(13)	(44)
Miscellaneous (income) expense, net	—	(39)
Interest expense	16,000	19,611
Loss on early extinguishment of debt	—	349
Income tax benefit	(1,411)	(3,238)
Amortization of program broadcast rights	3,833	3,853
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	8	7
Network compensation revenue recognized	(178)	(44)
Network compensation per network affiliation agreement	(60)	(16)
Payments for program broadcast rights	(3,794)	(3,875)

Broadcast Cash Flow Less Cash Corporate Expenses	18,368	20,073
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	3,004	2,767

Broadcast Cash Flow	$21,372	$22,840

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The Company
     Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 36 television stations serving 30 markets. We broadcast a primary channel from each of our stations and also operate at least one digital second channel from the majority of our stations. Each of our primary channels are affiliated with either CBS (17 channels), NBC (10 channels), ABC (8 channels) or FOX (1 channel). In addition, we currently operate 40 digital second channels that are affiliated with either ABC (1 channel), FOX (4 channels), CW (8 channels), MyNetworkTV (18 channels), Universal Sports Network (2 channels) and The Country Network (1 channel) or are operated as local news/weather channels (6 channels).
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
     This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the second quarter of 2011 or other periods, internet strategies, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of May 9, 2011. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in subsequently filed reports, which are filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.
Conference Call Information
     Gray Television, Inc. will host a conference call to discuss its first quarter operating results on May 9, 2011. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1-877-874-1589 and the confirmation code is 7632816. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, Confirmation Code: 7632816 until June 8, 2011.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

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